UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                           COSINE COMMUNICATIONS, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
                         (Title of Class of Securities)


                                    221222607
                                 (CUSIP Number)

                                November 30, 2004
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [X] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 221222607                                           Page 2 of 10 Pages

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON

                               Freestone Advisors LLC

             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                               Delaware
------------------------- -------- ---------------------------------------------
                             5     SOLE VOTING POWER

                                                         -0-
    NUMBER OF             -------- ---------------------------------------------
     SHARES                  6     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                                         511,637
      EACH                -------- ---------------------------------------------
   REPORTING                 7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                                               -0-
                          -------- ---------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                                     511,637
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               511,637**
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         |_|

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               5.1%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                               IA
------------ -------------------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 4.

CUSIP No. 221222607                                           Page 3 of 10 Pages

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON

                               Freestone Opportunity Partners LP

             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                               Delaware
------------------------- -------- ---------------------------------------------
                             5     SOLE VOTING POWER

                                                         -0-
    NUMBER OF             -------- ---------------------------------------------
     SHARES                  6     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                                         511,637
      EACH                -------- ---------------------------------------------
   REPORTING                 7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                                               -0-
                          -------- ---------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                                     511,637
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               511,637
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         |_|

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               5.1%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                               PN
------------ -------------------------------------------------------------------

CUSIP No. 221222607                                           Page 4 of 10 Pages

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON

                               Gary Furukawa

             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                               United States
------------------------- -------- ---------------------------------------------
                             5     SOLE VOTING POWER

                                                      50,000
    NUMBER OF             -------- ---------------------------------------------
     SHARES                  6     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                                         511,637
      EACH                -------- ---------------------------------------------
   REPORTING                 7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                                            50,000
                          -------- ---------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                                     511,637
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               561,637**
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         |_|

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               5.6%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                               IN
------------ -------------------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 4.

CUSIP No. 221222607                                           Page 5 of 10 Pages

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON

                               Randall C. Buck

             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY

------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                               Canada
------------------------- -------- ---------------------------------------------
                             5     SOLE VOTING POWER

                                                         -0-
    NUMBER OF             -------- ---------------------------------------------
     SHARES                  6     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                                         511,637
      EACH                -------- ---------------------------------------------
   REPORTING                 7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                                               -0-
                          -------- ---------------------------------------------
                             8     SHARED DISPOSITIVE POWER

                                                     511,637
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               511,637**
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         |_|

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               5.1%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                               IN
------------ -------------------------------------------------------------------

** Includes shares reported herein as beneficially owned by other reporting persons. See Item 4.

Item 1(a).   Name of Issuer:

                  Cosine Communications, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

                  1200 Bridge Parkway
                  Redwood City, CA  94065

Item 2(a).   Name of Person Filing:

          This Schedule is being jointly filed by:

          (i) Freestone Opportunity Partners LP, a Delaware limited partnership (the "Partnership"), with respect to shares held by it;

          (ii) Freestone Advisors LLC, a Delaware limited liability company and an investment adviser registered with the Securities and Exchange Commission, which is the general partner of the Partnership (the "General Partner"), with respect to the shares held by the Partnership;

          (iii)Gary I. Furukawa, an individual, who is a managing member of the General Partner ("Furukawa"), with respect to the shares held by the Partnership and shares held by Furukawa, personally; and

          (iv) Randall C. Buck, an individual, who is a managing member of the General Partner ("Buck"), with respect to the shares held by the Partnership.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

         The persons referenced in Item 2(a) above are referred to herein collectively as the "Reporting Persons". The principal business address of all of the Reporting Persons is 1191 Second Avenue, Suite 2100, Seattle, WA 98101.

Item 2(c).   Citizenship:

          (i)   The General Partner is a Delaware limited liability company
          (ii)  The Partnership is a Delaware limited partnership
          (iii) Mr. Furukawa is a United States citizen
          (iv)  Mr. Buck is a Canadian citizen

Item 2(d).   Title of Class of Securities:

                  Common Stock, par value $0.0001 per share

Item 2(e). CUSIP Number:

                  221222607

Item 3.    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
           (c), check whether the person filing is a:

           (a) [ ]  Broker or Dealer registered under section 15 of the Act,

           (b) [ ]  Bank as defined in section 3(a)(6) of the Act,

           (c) [ ]  Insurance Company as defined in section 3(a)(19) of the Act,

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

           (e) [X] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E),

           (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

           (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

           (j) [ ]  A group, in accordance with ss.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

         Freestone Opportunity Partners LP:
         ---------------------------------

         (a)  Amount beneficially owned: 511,637 shares

         (b)  Percent of class: 5.1%

         (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote: None
               (ii)  Shared power to vote or to direct the vote: 511,637 shares
               (iii) Sole power to dispose or to direct the disposition of: None
               (iv)  Shared power to dispose or to direct the disposition of:
                     511,637 shares

         Freestone Advisors LLC:
         ----------------------

         (a)  Amount beneficially owned: 511,637 shares

         (b)  Percent of class: 5.1%

         (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote: None
               (ii)  Shared power to vote or to direct the vote: 511,637 shares
               (iii) Sole power to dispose or to direct the disposition of: None
               (iv)  Shared power to dispose or to direct the disposition of:
                     511,637 shares

         Gary I. Furukawa:
         ----------------

         (a)  Amount beneficially owned: 561,637 shares

         (b)  Percent of class: 5.6%

         (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote: 50,000 shares
               (ii)  Shared power to vote or to direct the vote: 511,637 shares
               (iii) Sole power to dispose or to direct the disposition of:
                     50,000 shares
               (iv)  Shared power to dispose or to direct the disposition of:
                     511,637 shares

         Randall C. Buck:
         ---------------

         (a)  Amount beneficially owned: 511,637 shares

         (b)  Percent of class: 5.1%

         (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote: None
               (ii)  Shared power to vote or to direct the vote: 511,637 shares
               (iii) Sole power to dispose or to direct the disposition of: None
               (iv)  Shared power to dispose or to direct the disposition of:
                     511,637 shares

Item 5.  Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.  Notice of Dissolution of Group.

                  Not applicable.

Item 10. Certification.

     By signing below I (we) certify that, to the best of my (our) knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my (our) knowledge and belief, I
(we) certify that the information set forth in this statement is true, complete and correct.

Dated:  January 19, 2005

Freestone Advisors LLC


/s/ Gary I. Furukawa                             /s/ Gary I. Furukawa
------------------------------------             --------------------
By:     Gary I. Furukawa                         Gary I. Furukawa, an individual
Title:  Managing Member



Freestone Opportunity Partners LP
By:  Freestone Advisors LLC
     Its general partner


/s/ Gary I. Furukawa                            /s/ Randall C. Buck
------------------------------------            ----------------------
By:     Gary I. Furukawa                        Randall C. Buck, an individual
Title:  Managing Member

                             Joint Filing Agreement

Freestone Advisors LLC, a Delaware limited liability company; Freestone Opportunity Partners LP, a Delaware limited partnership; and Gary I. Furukawa and Randall C. Buck, each an individual, hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated:  January 19, 2005


Freestone Advisors LLC


/s/ Gary I. Furukawa                             /s/ Gary I. Furukawa
------------------------------------             --------------------
By:     Gary I. Furukawa                         Gary I. Furukawa, an individual
Title:  Managing Member



Freestone Opportunity Partners LP
By:  Freestone Advisors LLC
     Its general partner


/s/ Gary I. Furukawa                             /s/ Randall C. Buck
------------------------------------             --------------------
By:     Gary I. Furukawa                         Randall C. Buck, an individual
Title:  Managing Member